Apollo Group, Inc.
News Release

APOLLO GROUP, INC. RECEIVES EXPECTED STAFF DETERMINATION LETTER

Phoenix, Arizona, January 18, 2007 — Apollo Group, Inc. (Nasdaq:APOL) announced today that, as expected, it has received a further NASDAQ Staff Determination letter. The Company was unable to file its Quarterly Report on Form 10-Q for the first quarter ended November 30, 2006 by the required filing date of January 9, 2007, because it has not yet completed the restatement of its financial statements following receipt by the Company’s Board of Directors (the “Board”), on December 8, 2006, of the Special Committee’s final factual findings of its stock option investigation. The Company, as a result, received a Nasdaq Staff Determination notice, dated January 11, 2007, indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). The notice, which the Company expected, was issued in accordance with standard Nasdaq procedures. Although the Company is diligently working on the restatement of its financial statements, the Company at this time is unable to predict when such restatement will be completed.

As previously reported, the Company’s securities will continue to be listed on the Nasdaq Stock Market during the Nasdaq Listing and Hearings Council’s (“Listing Council”) review. The Listing Council issued a stay of delisting on December 22, 2006, pending further review of the Nasdaq Listing and Qualifications Panel’s decision to delist and suspend trading of the Company’s securities on The Nasdaq Stock Market.

Apollo Group, Inc. has been providing higher education programs to working adults for more than 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 159 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu